UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 SMARTEC HOLDINGS INC.
(Name of small business issuer in its charter)
Nevada	2841	20-4907822
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3702 South Virginia Street, #G12-401 Reno Nevada 89502 Tel: (775) 338-2598
(Address and telephone number of principal executive offices)
101 Taman Permata Jalan, Permata 2 53300 Kuala Lumpur Malaysia. Tel: (60)1-4327-4470
(Address of current principal place of business)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Business First Formations, Inc.
3702 South Virginia Street, Ste. G12-401
Reno, NV 89502-6030
Tel: (775) 338-2598Facsimile No.: (775) 201-1499

Business First Formations, Inc. 3702 South Virginia Street, Ste. G12-401 Reno, NV 89502-6030 Tel: (775) 338-2598
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: 　As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.　❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 　　❒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 　　❒ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.　　❒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	1,250,000	$0.02	$25,000	$2.67
Total Registration Fee				$2.67

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price onSeptember 15, 2006. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

(3) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

PROSPECTUS	Subject to Completion
______________________, 2007

SMARTEC HOLDINGS INC.
A NEVADA CORPORATION

1,250,000 SHARES OF COMMON STOCK OF SMARTEC HOLDINGS INC.
-------------------------------------------------------------------------------------

This prospectus relates to 1,250,000 shares of common stock of Smartec Holdings Inc., a Nevada Corporation, which may be resold by certain selling stockholders of the company. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The shares being resold constitute approximately 47.2% of the total outstanding shares of our common stock. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board ("OTCBB"), and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities for sale until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ◆ , 2007.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY	4
Our Business	4
Summary of Risk Factors	4
The Offering	4
Summary Financial Data	4
RISK FACTORS	5
Risks Associated with Our Business	5
Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up company entirely.	5
We have no operating history and have maintained losses since inception, which we expect to continue into the future.	5
If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.	6
If we are unable to complete the development of our pesticide removal detergent and sell our product we will not be able to generate revenues and you will lose your investment.	6
Our product may contain defects that will make it more difficult for us to establish and maintain customers.	6
Our pesticide removal detergent is not protected by any trademarks, patents and/or other intellectual property registrations. If we are unable to protect our intellectual property rights, our proposed business will fail.	6
We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.	7
We have no sales and marketing experience.	7
If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.	7
Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.	7
Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.	7
Risks Associated with Our Common Stock	8
There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.	8
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	8
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.	8

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.	8
Other Risks	8
Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.	8
FORWARD-LOOKING STATEMENTS	9
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	9
THE OFFERING	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DILUTION	8
DIVIDEND POLICY	10
BUSINESS	10
MANAGEMENT DISCUSSION & ANALYSIS & PLAN OF OPERATION	13
PROPERTY	15
MANAGEMENT	15
EXECUTIVE COMPENSATION	16
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
PLAN OF DISTRIBUTION	18
SELLING STOCKHOLDERS	20
DESCRIPTION OF CAPITAL STOCK	21
LEGAL PROCEEDINGS	22
LEGAL MATTERS	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
EXPERTS	22
INTEREST OF NAMED EXPERTS AND COUNSEL	22
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	22
WHERE YOU CAN FIND MORE INFORMATION	23
FINANCIAL STATEMENTS	24

As used in this prospectus, the terms "we", "us", "our", and "Smartec Holdings" means Smartec Holdings Inc. unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

OUR BUSINESS

We are a development stage company and have not generated revenues to date. We were incorporated in the State of Nevada on May 8, 2006. Our principal executive offices are located at 3702 South Virginia Street, #G12-401 Reno Nevada 89502. Our principal business office is located at 101 Taman Permata Jalan, Permata 2 53300, Kuala Lumpur Malaysia. Our telephone number is (60)1-4327-4470.

We are in the business of developing and marketing a pesticide removal detergent.

SUMMARY OF RISK FACTORS

We have received a going concern opinion from our independent auditors because we have not generated revenues, having just recently begun developing our pesticide removal detergent. Our operating deficit as of December 31, 2006 is $4,000.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 4 of this prospectus.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,250,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There are currently 2,550,000 shares of our common stock issued and outstanding and we have no other securities issued and outstanding. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurances that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders.

SUMMARY FINANCIAL DATA

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Management Discussion & Analysis & Plan of Operations" beginning on page 12 of this prospectus.

For the period from May 8, 2006 to December 31, 2006
Revenue	$Nil
Net Loss for the Period	$4,000
Loss Per Share - basic and diluted	$0.01
At December 31, 2006
Working Capital	51,000
Total Assets	51,000
Total Stockholders' Equity (deficiency)	51,000
Deficit Accumulated in the Development Stage	4,000

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Smartec Holdings and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Associated with our Business

Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up company entirely.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue with our proposed business operations as a start-up company for the next twelve months. We have cash in the amount of $45,000 as at December 31, 2006 and we believe that this amount will be enough to support our operations until December 2007. The expenses incurred during the first six months of 2006 were $3,000. In the course of developing our pesticide removal detergent, we may:

  incur unexpected costs in completing the development of our pesticide removal detergent or encounter unexpected technical or other difficulties;

  incur delays and additional expenses as a result of product failure;

  be unable to create a substantial market for our pesticide removal detergent; or

  incur significant and unanticipated expenses.

The occurrence of any of the aforementioned events could cause us to run out of money so that we are unable to pay our ongoing expenses in respect of the development and marketing of our pesticide removal detergent. If we do not complete the development of our pesticide removal detergent by September 2007 and if we are not able to raise additional capital when needed to complete the development of our pesticide removal detergent, we may have to suspend or cease our operations because we will not be able to pay our ongoing expenses in respect of the development and marketing of our pesticide removal detergent.

We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated on May 8, 2006 and only just recently commenced development of our pesticide removal detergent. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to December 31, 2006 is $4,000. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to develop our pesticide removal detergent;

  our ability to market our pesticide removal detergent;

  our ability to generate ongoing revenues;

  our ability to reduce development and marketing costs; and

  our ability to compete with established pesticide removal detergent.

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the research, development and marketing of our product. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.

Our ability to successfully develop our pesticide removal detergent and to eventually produce and sell our product to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay the development and marketing costs in respect of our pesticide removal detergent and we may go out of business. We may need to issue additional equity securities in the future to raise the necessary funds. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities. Obtaining loans will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts required we will not have the money that we require for the development and marketing of our pesticide removal detergent and we may go out of business.

If we are unable to complete the development of our pesticide removal detergent and sell our product we will not be able to generate revenues and you will lose your investment.

We have not completed development of our pesticide removal detergent and we have no contracts for the sale of our pesticide removal detergent. The success of our proposed business will depend on its completion and the acceptance of our product by businesses and the general public. Achieving such acceptance will require significant marketing investment. The pesticide removal detergent we develop may not be accepted by our customers at sufficient levels to support our operations and build our business. If the pesticide removal detergent that we develop is not accepted at sufficient levels, our proposed business will fail.

Our product may contain defects that will make it more difficult for us to establish and maintain customers.

We have not yet completed the initial development of our product, and it has not been tested by users. Our product may contain undetected design faults and errors that are discovered only after it has been used by customers. Any such default or error could cause delays in delivering our product or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our product is intended to be utilized to develop a market for pesticide removal detergents, the effect of any such delays will likely have a detrimental impact on us. In addition, given that pesticide removal detergent has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

Our pesticide removal detergent is not protected by any trademarks, patents and/or other intellectual property registrations. If we are unable to protect our intellectual property rights, our proposed business will fail.

We have not applied for any trademark, patent or other intellectual property registration with any governmental agency for our name or for our product. At present we have non-disclosure agreements with our employees to protect our product. Despite our precautions taken to protect our pesticide removal detergent, unauthorized parties may attempt to reverse engineer, copy or obtain and use our pesticide removal detergent. If they are successful we could lose our product or they could develop similar products, which could create more competition for us and even cause our proposed business operations to fail.

We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.

Currently, we have only two employees and they are also our officers and directors. Our performance depends to a significant extent on the continued services and technical expertise of our director and Chief Technology Officer, Mr. Pua Soo Siang. There is intense competition for skilled personnel. There can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of Mr. Siang’s services could prevent us from completing the development of our pesticide removal detergent. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees.

We have no sales and marketing experience.

We have not yet begun marketing our product and thus have yet to make any commercial sales of our product. The Company's employees have no experience in marketing such a product and no distribution system has been developed. While the Company has plans for marketing and sales, there can be no assurance that such efforts will be successful or that the Company will be able to attract and retain qualified individuals with marketing and sales expertise. The Company's future success will depend, among other factors, upon whether the Company's product can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use it. There can be no assurance that the Company's product will gain wide acceptance in its targeted markets or that the Company will be able to effectively market its product.

If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures. (See Liquidity and Capital Resources under "Plan of Operations".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Mr. Yapp Moi Lee, our President (Principal Executive Officer), Treasurer (Principal Accounting Officer) and Principal Financial Officer and one of our directors, is also the senior manager of Linde Enterprise Co. which is headquartered in Malaysia with offices in China. We expect Mr. Lee to spend approximately 10 to 20 hours a week on the business of our company. Mr. Pua Soo Siang, our Chief Technology Officer and one of our directors, is a senior engineer at Vepact Chemical Ltd., which is also headquartered in Malaysia, with offices throughout Asia. We expect Mr. Siang to spend approximately 10 hours or more a week on the business of our company. As a result, demands for the time and attention from our directors and officers from our company and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our pesticide removal detergent, their limited devotion of time and attention to our business may hurt the operation of our business.

Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.

Our directors and officers collectively own 52.8% of the issued and outstanding shares of our common stock. As a result, our director and officers collectively have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our directors and officers collectively own a significant percentage of our common stock, you will have difficulty replacing our management if you disagree with the way our business is being run. Because control by an insider could result in management making decisions that are in the best interest of the insider and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Risks Associated with our Common Stock

There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially and adversely affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. (See "Market for our Common Stock and Related Stockholder Matters".) Our securities are subject to the penny stock rules promulgated by the Securities and Exchange Commission, which imposes additional sales practice disclosure requirements. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and adversely affect the price of our shares.

In addition to the "penny stock" rules, the NASD has adopted rules requiring that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for the customer. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 shares of common stock, of which 2,550,000 shares are issued and outstanding. Our Board of Directors has the authority to cause the Company to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Smartec Holdings in the future.

Other Risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" that may cause our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,250,000 shares of common stock, which were issued pursuant to a private placement offering made by Smartec Holdings pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.02 per share is based on the last sales price of our common stock on September 15, 2006 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

Overview

Smartec Holdings Inc. was formed as a Nevada corporation on May 8, 2006. Our principal executive offices are located at 3702 South Virginia Street, #G12-401 Reno Nevada 89502. Our telephone number is (60)1-4327-4470. Our operations office in Malaysia is located at 101 Taman Permata Jalan, Permata 2 53300 Kuala Lumpur Malaysia.

We are a development stage company and have not generated any sales to date. We are in the business of developing a detergent for removing pesticides from fruit or vegetables where the pesticide can’t be washed off or rinsed off. China has the largest population in the world, who consume large volumes of fruit and vegetables every day. Our intention is to help people improve their living quality and generate income from sales of our pesticide removal detergent.

We are not a blank check company, as we have commenced the development of our pesticide removal detergent, although our product is still in the development stage and is not yet ready for commercial sale.

Background

In China, farmers grow fruit and vegetables using many pesticides, and in fact statistics show that more than 260 million tons of pesticides are used every year in China.

Because there is no requirement to remove pesticides on the fruit and vegetables before they are put up for sale, pesticides have become a significant threat to Chinese consumers’ health.

In the current Chinese marketplace, there are very few pesticide removal detergents for sale. For the most part, people use regular kitchen detergent to wash fruit and vegetables. This can remove some pesticides but not most of them, and the detergents used to wash fruit and vegetables are chemical products themselves with active surface agents which also pollute the environment.

Both of our directors currently work for Malaysian companies that do business with China, and therefore they travel to China frequently. As both directors are Chinese by origin, they have both family and business connections in China and are thus familiar with the Chinese marketplace. With such backgrounds, our directors decided that the company would carry out the business of producing a pesticide removal detergent and marketing the product in China.

Our Product – Pesticide Removal Detergent

Our pesticide removal detergent is made of food additives, currently including:

  Emulsifier

  Alpha -Hydroxy Acids (AHAs):

  Citric Acid

  Biological Enzyme

  Stabilizer

  Defoamer

  Thickener

  Smell flavorants

  Distilled Water

An emulsifier (also known as an emulgent or surfactant) is a substance which stabilizes an emulsion. It interacts with both oil and water, thus stabilizing the interface between oil or water droplets in suspension. Whether an emulsion turns into a water-in-oil emulsion or an oil-in-water emulsion depends on the volume fraction of both phases and also on the type of emulsifier. Our product includes an emulsifier, which also acts as a surfactant to remove pesticides on fruits and vegetables.

Alpha-Hydroxy Acids (AHAs) are a class of chemical compounds that consist of a carboxylic acid substituted with a hydroxy group on the adjacent carbon. They can react with alkaline pesticides. AHAs are generally safe when used on the skin and they are well known in their use in the cosmetic industry.

Citric acid is a weak organic acid found in citrus fruits, which reacts with alkaline pesticides. Citric acid is a natural preservative and is also used to add an acidic (sour) taste to foods and soft drinks. It also serves as an environmentally benign cleaning agent and acts as an antioxidant. Citric acid exists naturally in a variety of fruits and vegetables, but it is most concentrated in lemons and limes, where it can comprise as much as 8% of the dry weight of the fruit.

Biological enzymesare biological catalysts which cause reactions to happen faster, by taking the chemicals apart into smaller molecules.

A stabilizer is a chemical which tends to inhibit the reaction between two or more other chemicals.

A defoamer is a chemical which removes foam which is generated when the detergent is shaken.

A thickener is a chemical that acts as a thickening agent.

Because most pesticides are alkaline substances, and our product is an acid detergent, after the chemical reaction is complete, the alkaline pesticides will be removed.

Our proposed product will remove up to 99% of pesticides left on fruits and vegetables and no pollution to the environment because the product consists of 100% food additives, as well as protect the skin(Alpha-Hydroxy Acids (AHAs)) and being non-poisonous.

Research and Development

Although we believe that the Company's product is not the only one in the pesticide removal detergent area available on the world market today, our product is the only one in the Chinese marketplace we are aware of. In our research, we have not found any similar product available in China.

The Company will continue to upgrade and refine its detergent removal product. During the next twelve months, the Company will continue to focus on enhancing the product’s efficiency in the removal of pesticides and reducing costs in this process.

Present Stage of Development

After many experiments, we have found that regular kitchen detergent can’t remove most of the following:

  potassium permanganate

  sodium hypochlorate

  calcium hypochlorate

  sodium phosphate

  potassium phosphate.

Our current product can remove 70-78% of the above in our experiments; however, we are still researching, changing the formula percentage and adding more ingredients to further remove the above referred to elements of pesticides. Our target is 90-99% removal.

Manufacture and Sale

All of the raw materials related to the pesticide removal detergent are available through the public marketplace.

We will only accept wholesale orders from retail supermarket chains. Once we receive wholesale orders, we will hold the order until certain quantities which will be pre-negotiated with OEM manufacturers. (OEM or "Original Equipment Manufacturer" means the manufacturer replicates our product for us with our brand and we will then sell the product ourselves.) Then we will contract with OEM manufacturers to produce these for us at pre-negotiated prices. Typically the order will be shipped within five business daysafter we place the order to the OEM manufacturers.

Manufacture of our pesticide removal detergent doesn’t require any special facilities or equipment. It is easy for manufacturers to assemble our product by following our instructions.

Our directors have contacted several chemical factoriesin the Canton province of China. Some of them have shown an interest in working with us. We have targeted two of those chemical factories and begun negotiations with them. The major terms we will negotiate are price, payment, customer guarantee, shipping, inventory, delivery schedule and returns. We plan to pursue this further upon commercialization of our product.

We will employ local representatives to be part of our sales team. Initially they will promote our product to their local supermarkets and they will be paid based on commissions, which are a portion of the sale.

Key Success Factors

Strategic

Our goal is for our pesticide removal detergent to become a leading product in the Chinese marketplace. In order to achieve our goal, we intend to increase awareness of our product with potential customers, generally anticipated to be major retailers and the public in general. We intend to do this by engaging in the following:

  Attending national and regional general merchandise Sale and Promotional Events and Conferences: We plan to attend a number of events attended by manufacturers, wholesalers and retailers in order to further expose our product. These events will include general merchandise trade meetings and promotional events that are attended by manufacturers, wholesalers and retailers and related seminars and conferences.

  Developing Direct Marketing Programs to Attract Retailers: In addition to attending the foregoing conferences and seminars, we intend to market directly to retailers. Our marketing will include conducting seminars and the use of online and traditional advertising media such as newspapers and trade publications.

  Promoting to the Public through Internet-Based and Traditional Media Advertising: We intend to use Internet-based and traditional media to promote our product directly to the public to raise public awareness of our product.

Our anticipated costs to implement our strategy for the next 12 months are estimated as follows:

  travel - $4,000

  marketing - $6,000

  research and development - $10,000

We will obtain funds to cover these costs by private equity fundraising or shareholders' loans. We anticipate that the Company will begin to receive revenues from the sale of our pesticide removal detergent before the end of December 2007.

Skilled Management Team

We intend to expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus. Our current management team is highly skilled in technical areas such as researching and developing our product, but not skilled in areas such as marketing our product and business management. Obtaining the assistance of individuals with an in-depth knowledge of operations and markets will allow us to build market share more effectively.

Competition

We are not aware of any companies that are marketing similar pesticide removal detergent products in China.

The product we are currently developing comprises components that are commonly used and are available to the public. We are in the process of researching patent rights, and at present we are not aware of anyone in China having any patents, trademarks and/or copyright protection for any similar product. We believe that the pesticide removal detergent developed by us should be protected. In order to protect our product we plan to apply for patent protection and/or copyright protection in China, the United States, and other jurisdictions.

Marketing Plan

We will visit major local retailer purchasing departments one by one from large to small to introduce our product. These will include, but not be limited to Walmart, Metro, Carrefour, RT-Mart, Trust-Mart, A-best, etc. In order to make our product persuasive, we will apply for an examination report from the State Quality Examination Bureau. The State Quality Examination Bureau is a government agency that provides independent quality examination reports. Even though our product is not subject to their approval for sale, upon obtaining the report, we will be able to show it to retailers and use it in our advertisements. Initially, we may also do special promotions including providing small numbers of our product to major retailers for sale, while allow them to pay us after three months. If the market shows an interest in our product, they will then begin to order from us regularly.

We will begin marketing from Canton province, where our directors have many contacts. After that, we will be moving forward to market our product in other provinces.

Brand Equity

We have selected the name of our company in an attempt to establish our brand name.

Advertising

We intend to develop a website as one medium to promote our product. We also intend to market our product by placing advertisements in newspapers and magazines.

We intend to produce promotional material for direct marketing. However, if we are unable to complete the development of our product, we may go out of business.

Employees

Our President and our Chief Technology Officer are the only employees of the company. They oversee all responsibilities in the areas of corporate administration, business development and research.

Government Regulation and Supervision

We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the sale of our product in China is not subject to special regulatory and/or supervisory requirements.

MANAGEMENT DISCUSSION & ANALYSIS & PLAN OF OPERATIONS

Since we have only recently begun development of our pesticide removal detergent and have not generated any revenue, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period from our inception on May 8, 2006 to December 31, 2006. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have generated no revenues and no revenues are anticipated unless and until we complete the development and marketing of our proposed pesticide removal detergent. Accordingly, we must raise cash from sources other than the sale of our product. Our only other source for cash at this time is equity investments by others in our company. Our accumulated deficit is $4,000 as of December 31, 2006. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations, our liquidity and capital resources.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

Our primary objective in the next twelve months will be to complete development of our proposed pesticide removal detergent, establish our marketing plan, commence an advertising campaign for our proposed pesticide removal detergent, and employ our first sales force for direct sales of our proposed product in China.

Since our incorporation on May 8, 2006, we have taken active steps to implement our business plan. In August 2003, our Chief Technology Officer and one of our directors, Pua Soo Siang, began the development of our pesticide removal detergent. Mr. Siang has completed several experiments of key components that will form the basis of our proposed pesticide removal detergent.

We anticipate that, in time, the primary source of revenue for our business model will be the sale of our proposed pesticide removal detergent. We also anticipate that we may receive compensation for professional services such as customized design and development of the pesticide removal detergent. Currently, we do not have any customers, as our pesticide removal detergent is not yet fully developed.

In our management’s opinion, we need to achieve the following events or milestones in the next twelve months:

  Improve the effectiveness of our product, which will further the marketability of our product; and

  Establish customer relationships in China once our proposed pesticide removal detergent is fully developed.

In order to reach these milestones, we will do the following:

1. Develop a demonstrable pesticide removal detergent by August 31, 2007. This will allow users to see the results of our product and determine its effectiveness. We estimate that this will cost a total of $5,000.

2. Develop the completed commercial version of our proposed pesticide removal detergent by December 30, 2007. This commercialized product will be marketed to potential customers in China. We estimate that the remaining cost for completion of the pesticide removal detergent development is approximately $5,000.

3. Commence a marketing campaign for our pesticide removal detergent following its development, which will be by the end of December 2007. We estimate that we will need $10,000 to implement our marketing and advertising campaign.

Furthermore, in our management’s opinion, we can expect to incur the following expenses to fund our plan of operation for the next twelve months:

  Audit fees, which consist primarily of accounting and auditing fees for the year-end audit. We estimate that our audit fees for the next twelve months will be approximately $4,000;

  Bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. We estimate that our bank charges for the next twelve months will be approximately $100;

  Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $10,000; and

  Other operating expenses, which consist primarily of the expenses incurred for further development of our proposed pesticide removal detergent; for the advertising campaign for our proposed pesticide removal detergent, and other administrative expenses. We estimate that our other operating expenses for the next twelve months will be approximately $15,000.

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment. We will lease warehouse space as needed for the development of our product.

Liquidity and Capital Resources

At December 31, 2006, we had $45,000 in cash. We anticipate that our total operating expenses will be approximately $49,000 for the next twelve months. This includes our estimated expenses as follows:

  $5,000 for the development of our demonstrable pesticide removal detergent;

  $5,000 to complete the development of our commercial version of our pesticide removal detergent

  $10,000 to commence our advertising and marketing campaign;

  $4,000 for our audit fees over the next twelve months;

  $10,000 for our legal and organization fees over the next twelve months; and

  $15,000 for other operating expenses not included above.

In the opinion of our management, funds currently available should satisfy our working capital requirements up to December 2007. We will raise additional capital to continue our operations thereafter. We will obtain additional funding by borrowing from our directors and officers and through a private placement. Our directors and officers have orally agreed to contribute, prior to seeking financing by private placement, up to $50,000 as loans without interest when the Company requires additional funding. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

Personnel

Mr. Yapp Moi Lee, our President (Principal Executive Officer) and Mr. Pua Soo Siang, our Chief Technology Officer and Director, are currently each working approximately 10 to 20 hours per week to meet our needs. As demand requires, Mr. Leeand Mr. Siang will devote additional time. When necessary, Mr. Lee will travel to China for marketing our product, while Mr. Siang will stay mostly in Malaysia overseeing research and development. We currently have no other employees. We expect that we will only increase our number of employees by one person during the next twelve months.

PROPERTY

Smartec Holdings currently shares office space located at 3702 South Virginia Street, #G12-401, Reno, Nevada 89502-6030. Our director, Pua Soo Siang, provides these facilities to us at no charge. Since August 1, 2006, we have also used office space located at 101 Taman Permata Jalan, Permata 2 53300 Kuala Lumpur Malaysia. Our director, Mr. Pua Soo Siang, also provides these facilities to us at no charge.

MANAGEMENT

Directors and Executive Officers of Smartec Holdings

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Yapp Moi Lee	Director, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer and Secretary	46	September 1, 2006
Pua Soo Siang	Director and Chief Technology Officer	54	September 1, 2006

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Yapp Moi Lee, Director, President (Principal Executive Officer), Principal Financial Officer & Secretary

Mr. Lee has served as our President (Principal Executive Officer) and one of our directors since September 1, 2006. Since 2000, Mr. Lee has served as senior manager and general manager of Linde Enterprises Co., a private company located in Kuala Lumpur, Malaysia. Mr. Lee helped the company export machinery equipment to the Chinese marketplace. Mr. Leewas educated at Mantissa Institute in Kuala Lumpur, Malaysia.

Pua Soo Siang, Director and Chief Technology Officer

Mr. Siang has served as our Chief Technical Officer and as one of our directors since September 1, 2006. Since 2002, Mr. Siang has served as Senior Engineer of Vepact Chemical Ltd, a private company in the business of chemical product development located in Kuala Lumpur, Malaysia. Mr. Siangwas educated at Nanyang Technological University in Singapore.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflict of Interest

None of our officers or directors will be subject to a conflict of interest.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) as well as any officer or director who received annual compensation in excess of $100,000 during the period from May 8, 2006 (inception) to December 31, 2006.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Yapp Moi Lee Director, President (Principal Executive Officer) , Treasurer (Principal Accounting Officer), Principal Financial Officer and Secretary	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have not entered into any employment agreement or consulting agreement with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the period ended December 31, 2006.

We have no formal plan for compensating our directors for their services in their capacity as directors. In the future we may grant options to our directors to purchase shares of common stock as determined by our Board of Directors or a compensation committee that may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Smartec Holdings other than services ordinarily required of a director. Other than as indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company such as Smartec Holdings incorporated in Nevada, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Smartec Holdings or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Smartec Holdings or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Smartec Holdings. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents, will be fully protected in taking any action or making any payment, or in refusing to do so in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Smartec Holdings under Nevada law or otherwise, Smartec Holdings has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as at February 28, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Yapp Moi Lee	700,000 common shares	26.4%
Pua Soo Siang	600,000common shares	26.4%
Directors and Executive Officers as a Group	1,300,000 common shares	52.8%

(1) Based on 2,550,000 shares of common stock issued and outstanding as of February 28, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Smartec Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
  an exchange distribution in accordance with the rules of the exchange;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  privately negotiated transactions;
  a combination of any aforementioned methods of sale; and
  any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclose the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

1. adequate current public information with respect to the issuer must be available;

2. restricted securities must meet a one year hold period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on September 15, 2006, the shares of our common stock covered by this registration statement have not yet met the one year holding period);

3. sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

4. the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

5. if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on September 15, 2008.

Transfer Agent and Registrar

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before this prospectus becomes effective.

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as at February 28, 2007, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.
Name of Selling Stockholder and Position, Office or Material Relationship with Smartec Holdings	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Ahmad Radzi Mahmud	37,500.014%		37,500	0	0%
Aziaton Rahimab Binti Abdul Razak	37,500.014%		37,500	0	0%
Benedict Loke Hon Hoong	37,500.014%		37,500	0	0%
Chan Lih Yoong	37,500.014%		37,500	0	0%
Chew Chim Wah	37,500.014%		37,500	0	0%
Chong Yoke Fong	37,500.014%		37,500	0	0%
Nurulain @ Cinderella Binti Abdullah	37,500.014%		37,500	0	0%
Danny Yeap Yong Choo	37,500.014%		37,500	0	0%
Hazlinah Binti Ain	37,500.014%		37,500	0	0%
Ho Chan Wei	37,500.014%		37,500	0	0%
Jasirvatham A/L A.L. Jebamoney	37,500.014%		37,500	0	0%
Joe Lee Khai Choe	37,500.014%		37,500	0	0%

Khoo Lean Cheng	37,500.014%	37,500	0	0%
Koh Kok Sun	37,500.014%	37,500	0	0%
Koo Moon Fui	37,500.014%	37,500	0	0%
Leong Hong Tole	37,500.014%	37,500	0	0%
Lum Yew Loong	37,500.014%	37,500	0	0%
Manuelito Lunzaga Bacho Bin Yusof	37,500.014%	37,500	0	0%
Michelle Phua Soo Foh	37,500.014%	37,500	0	0%
Mimi Renati BInti Zainol	37,500.014%	37,500	0	0%
Mohd Kaihrul Shirazi B. Ghani	37,500.014%	37,500	0	0%
Mohd Ridza Bin Suitmi	37,500.014%	37,500	0	0%
Mohd Zaid Suffian Bin Ismail	37,500.014%	37,500	0	0%
Nina Nur Binti Aradnan @ Adenan	37,500.014%	37,500	0	0%
Norimah Binti Ahmad	37,500.014%	37,500	0	0%
Norzaimah Binti Badarudin	37,500.014%	37,500	0	0%
Alile Rayray @ Nur Azreen Abdullah	37,500.014%	37,500	0	0%
Ranjit Kaur A/P Malkit Singh	37,500.014%	37,500	0	0%
Romaizin Bin Muhamat	37,500.014%	37,500	0	0%
Sally See Som Hing	37,500.014%	37,500	0	0%
Sam Tau Chen	37,500.014%	37,500	0	0%
Sharitah Binti Najihan	37,500.014%	37,500	0	0%
Thiang Sook Mun	50,000.019%	50,000	0	0%

Assumes all of the shares of common stock offered are sold.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock with a $0.001 par value. As at February 28, 2007, there were 2,550,000 shares of common stock issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Smartec Holdings, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Fraser and Company LLP of Vancouver, British Columbia.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged Ronald N. Silberstein, CPA, PLLC, to audit our financial statements for the period from our inception on May 8, 2006 to December 31, 2006. There has been no change in the accountants and no disagreements with Ronald N. Silberstein, CPA, PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

EXPERTS

Our financial statements for the period from our inception on May 8, 2006 to December 31, 2006 included in this prospectus and registration statement have been audited by Ronald N. Silberstein, CPA, PLLC, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding our ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants to purchase and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 1,250,000 shares of our common stock under the Securities Act for sale by the selling securities holders. There are currently 35 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on May 8, 2006. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" generally refers to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 to $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Smartec Holdings the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Our filings and the registration statement can also be reviewed by accessing the SEC's website at www.sec.gov.

No finder, dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Smartec Holdings Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

　FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following Financial Statements pertaining to Smartec Holdings are filed as part of this Prospectus:

SMARTEC HOLDINGS INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEET

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

NOTES TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Smartec Holdings Inc.
Kuala Lumpur, Malaysia

We have audited the accompanying balance sheet of Smartec Holdings Inc. (a development stage company) as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from inception (May 8, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over　financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smartec Holdings Inc. as of December 31, 2006, and the results of their operations and their cash flows for the period from inception (May 8, 2006) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
February 16, 2007

SMARTEC HOLDINGS INC.
(A Development Stage Company)
BALANCE SHEET
(Stated in US Dollars)
December 31, 2006
ASSETS
Current
Cash	$ 45,000
Prepaid expenses	6,000

Total assets	$ 51,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities	$ -
Total current liabilities	-
Stockholders' equity
Common stock (Note 5)
Authorized:
75,000,000 common shares, par value $0.001 per share
Issued and outstanding:
2,550,000 common shares	2,550
Additional paid-in capital	48,450
Donated capital (Note 5) Deficit accumulated during the development stage	4,000 (4,000)
Total stockholders’ equity	51,000
Total liabilities and stockholders’ equity	$ 51,000

The accompanying notes are an integral part of these audited financial statements.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Stated in US Dollars)

May 8, 2006 (Date of Inception) to December 31, 2006
ADMINISTRATION EXPENSES
Management fees	$ 4,000
Professional fees	-
Loss for the period	$ (4,000)
Basic and diluted loss per share	$ (0.01)
Weighted average number of shares outstanding shares outstanding	386,853

The accompanying notes are an integral part of these audited financial statements.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Stated in US Dollars)
	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Donated Capital (Note 5)	Deficit Accumulated During the Development Stage	Total
Balance, May 8, 2006 (Date of Inception)	-	$ -	$ -	$ -	$ -	$ -
Common stock issued for cash at $0.02 per share, December 20, 2006	2,550,000	2,550	48,450	-	-	51,000
Donated services	-	-	-	4,000	-	4,000
Loss for the period	-	-	-	-	(4,000)	(4,000)
Balance, December 31, 2006	2,550,000	$ 2,550	$ 48,450	$ 4,000	$ (4,000)	$ (51,000)

The accompanying notes are an integral part of these audited financial statements.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Stated in US Dollars)

May 8, 2006 (Date of Inception) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (4,000)
Adjustments to reconcile net loss to net cash used by operating activities Donated services	4,000
Increase in prepaid expenses	(6,000)
Increase in accounts payable and accrued liabilities	-
Net cash used in operating activities	(6,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	51,000
Net cash provided by financing activities	51,000
Increase in cash during the period	45,000
Cash beginning of period	-
Cash end of period	$ 45,000
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$ -
Income taxes	$ -

The accompanying notes are an integral part of these audited financial statements.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Stated in US Dollars)
DECEMBER 31, 2006

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated in the State of Nevada on May 8, 2006. The Company is in the business of developing biotech products in China. The Company is considered to be a development stage company as it has not generated revenues from operations.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2006, the Company has a working capital of $45,000, has not yet achieved profitable operations and has accumulated a deficit of $4,000 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when the come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Organizational and Start-up Costs

Costs of start-up activities, including organizational costs, are expensed as incurred.

Development Stage Company

The Company is in the development stage. Since its formation, the Company has not yet realized any revenues from its planned operations. The Company is in the business of developing biotech products in China

Financial Instruments

The carrying value of the Company's financial instruments, consisting of cash, prepaid expenses and accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

Income Taxes

The Company has adopted SFAS No. 109 - "Accounting for Income Taxes". SFAS No. 109, requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Stated in US Dollars)
DECEMBER 31, 2006

2. SIGNIFICANT ACOUNTING POLICIES (cont’d…)

Basic and Diluted Loss per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2006, the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

Stock-based Compensation

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which replaced SFAS No. 123, "Accounting for Stock-Based Compensation" and superseded APB Opinion No. 25, "Accounting for Stock Issued to Employees". In January　2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB")　No.　107, "Share-Based Payment", which provides supplemental implementation guidance for SFAS No.　123R. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro-forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition provisions include prospective and retroactive adoption methods. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company has adopted the requirements of SFAS No. 123R which did not have any impact on the financial statements as, to date, the Company has not granted any stock options or any other share based payments..

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services" ("EITF 96-18").　 Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.　 The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Stated in US Dollars)
DECEMBER 31, 2006

2. SIGNIFICANT ACOUNTING POLICIES (cont’d…)

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB　issued　SFAS　No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".　This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs.　SFAS No. 156　is effective for an entity's first fiscal year beginning after September 15, 2006.　　This adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

3. COMMON STOCK

On December 20, 2006, the Company issued 2,550,000 shares of common stock at a price of $0.02 per share for total proceeds of $51,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

SMARTEC HOLDINGS INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Stated in US Dollars)
DECEMBER 31, 2006

4. DEFERRED TAX ASSETS

The following table summarizes the significant components of the Company’s deferred tax assets:

2006
Deferred Tax Assets
Non-capital losses carryforward	1,360
Valuation allowance for deferred tax asset	(1,360)
Income tax provision	$ -

At December 31, 2006, the Company has accumulated non-capital losses totaling $4,000, which are available to reduce taxable income in future taxation years. These losses expire beginning 2026. The potential benefit of those losses, if any, has not been recorded in the financial statements.

5. DONATED CAPITAL

The Company records transactions of commercial substance with related parties at fair value as determined with management. The Company recognized donated services to directors of the Company for management fees, valued at $500 per month, as follows:

May 8, 2006 (Date of Inception) to December 31, 2006
Management fees	$ 4,000

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Nevada corporation law provides that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our stockholders;

  by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Smartec Holdings or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Smartec Holdings or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Smartec Holdings. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents, will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Smartec Holdings under Nevada law or otherwise, Smartec Holdings has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Smartec Holdings for expenses incurred or paid by a director, officer or controlling person of Smartec Holdings in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Smartec Holdings will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$ 2.67
Printing and engraving expenses	1,000.00(1)
Accounting fees and expenses	5,000.00(1)
Legal fees and expenses	2,550,000(1)
Transfer agent and registrar fees	1,000.00(1)
Fees and expenses for qualification under state securities laws	0.00
Miscellaneous	1,000.00(1)
Total	$33,002.67

(1) We have estimated these amounts

Item 26 Recent Sales of Unregistered Securities - Last Three Years.

On September 15, 2006, we accepted subscription agreements that sold 2,550,000 common shares to the following 35 subscribers at an offering price of $0.02 per share for gross offering proceeds of $50,000. It is an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, if an exemption from registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name	Country of Residence	Number of Common Shares Purchased
Ahmad Radzi Mahmud	Malaysia	37,500
Aziaton Rahimab Binti Abdul Razak	Malaysia	37,500
Benedict Loke Hon Hoong	Malaysia	37,500
Chan Lih Yoong	Malaysia	37,500
Chew Chim Wah	Malaysia	37,500
Chong Yoke Fong	Malaysia	37,500
Nurulain @ Cinderella Binti Abdullah	Malaysia	37,500
Danny Yeap Yong Choo	Malaysia	37,500
Hazlinah Binti Ain	Malaysia	37,500
Ho Chan Wei	Malaysia	37,500
Jasirvatham A/L A.L. Jebamoney	Malaysia	37,500
Joe Lee Khai Choe	Malaysia	37,500
Khoo Lean Cheng	Malaysia	37,500
Koh Kok Sun	Malaysia	37,500
Koo Moon Fui	Malaysia	37,500
Leong Hong Tole	Malaysia	37,500
Lum Yew Loong	Malaysia	37,500
Manuelito Lunzaga Bacho Bin Yusof	Malaysia	37,500
Michelle Phua Soo Foh	Malaysia	37,500
Mimi Renati BInti Zainol	Malaysia	37,500
Mohd Kaihrul Shirazi B. Ghani	Malaysia	37,500
Mohd Ridza Bin Suitmi	Malaysia	37,500
Mohd Zaid Suffian Bin Ismail	Malaysia	37,500
Nina Nur Binti Aradnan @ Adenan	Malaysia	37,500
Norimah Binti Ahmad	Malaysia	37,500
Norzaimah Binti Badarudin	Malaysia	37,500
Alile Rayray @ Nur Azreen Abdullah	Malaysia	37,500
Ranjit Kaur A/P Malkit Singh	Malaysia	37,500
Romaizin Bin Muhamat	Malaysia	37,500
Sally See Som Hing	Malaysia	37,500
Sam Tau Chen	Malaysia	37,500
Sharitah Binti Najihan	Malaysia	37,500
Thiang Sook Mun	Malaysia	50,000
Pua Soo Siang	Malaysia	600,000
Yapp Moi Lee	Malaysia	700,000

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1	Our Articles of Incorporation dated May 8, 2006
3.2	Bylaws
4.1	Specimen ordinary share certificate
5.1	Opinion of Fraser & Company LLP regarding the legality of the securities being registered, including consent
23.1	Consent of Ronald N. Silberstein, CPA, PLLC
23.2	Consent of Fraser and Company LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature pages of this registration statement)
99.1	Form of Subscription Agreement between Smartec Holdings Inc. and each of the following persons:

Name	Amount of Common Shares Purchased
Ahmad Radzi Mahmud	37,500
Aziaton Rahimab Binti Abdul Razak	37,500
Benedict Loke Hon Hoong	37,500
Chan Lih Yoong	37,500
Chew Chim Wah	37,500
Chong Yoke Fong	37,500
Nurulain @ Cinderella Binti Abdullah	37,500
Danny Yeap Yong Choo	37,500
Hazlinah Binti Ain	37,500
Ho Chan Wei	37,500
Jasirvatham A/L A.L. Jebamoney	37,500
Joe Lee Khai Choe	37,500
Khoo Lean Cheng	37,500
Koh Kok Sun	37,500
Koo Moon Fui	37,500
Leong Hong Tole	37,500
Lum Yew Loong	37,500
Manuelito Lunzaga Bacho Bin Yusof	37,500
Michelle Phua Soo Foh	37,500
Mimi Renati BInti Zainol	37,500
Mohd Kaihrul Shirazi B. Ghani	37,500
Mohd Ridza Bin Suitmi	37,500
Mohd Zaid Suffian Bin Ismail	37,500
Nina Nur Binti Aradnan @ Adenan	37,500
Norimah Binti Ahmad	37,500
Norzaimah Binti Badarudin	37,500
Alile Rayray @ Nur Azreen Abdullah	37,500
Ranjit Kaur A/P Malkit Singh	37,500
Romaizin Bin Muhamat	37,500
Sally See Som Hing	37,500
Sam Tau Chen	37,500
Sharitah Binti Najihan	37,500
Thiang Sook Mun	50,000
Pua Soo Siang	600,000
Yapp Moi Lee	700,000

Item 28 Undertakings

The undersigned Company hereby undertakes that it will:

1. file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

2. for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Smartec Holdings pursuant to the foregoing provisions, or otherwise, Smartec Holdings has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Smartec Holdings of expenses incurred or paid by a director, officer or controlling person of Smartec Holdings in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Smartec Holdings will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Kuala Lumpur, Malaysia on March 7, 2007.

SMARTEC HOLDINGS INC.
a Nevada corporation

/s/ "Yapp Moi Lee"
By: Yapp Moi Lee, President (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Yapp Moi Lee as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signatures	Date
/s/ "Yapp Moi Lee"
Yapp Moi Lee, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer, Secretary and Director	March 7, 2007
/s/ "Pua Soo Siang"
Pua Soo Siang, Director and Chief Technology Officer	March 7, 2007